PROXY RESULTS - HOMESTATE YEAR 2000 FUND

Following are results from the shareholder vote taken October 15, 1999 (special meeting) to change the investment objective and name of the HomeState Year 2000 Fund.

1. To change the Fund's investment objective to invest primarily in companies principally engaged in the technology sector and to change a fundamental restriction of the Fund to invest no more than 25% of total assets in one industry, except that the Fund will invest not less than 25% of its total assets in companies engaged in the technology sector under normal conditions.

             NUMBER OF              % OF OUTSTANDING                % OF SHARES
               SHARES                    SHARES                        VOTED

Affirmative 341,635.429                   52.120%                     94.207%
Against      13,015.285                    1.986%                      3.589%
Abstain       7,991.671                    1.219%                      2.204%
            ___________                   _______                    ________
TOTAL       362,642.385                   55.325%                    100.000%

2. To change the name of the Fund to "HomeState Select Technology Fund".

Affirmative 336,873.509                   51.393%                     92.894%
Against      12,823.868                    1.957%                      3.536%
Abstain      12,945.008                    1.975%                      3.570%
            ___________                   _______                    ________
            362,642.385                   55.325%                    100.000%